As filed with the Securities and Exchange Commission on September 11, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABM INDUSTRIES INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1369354
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

160 Pacific Avenue, Suite 222
San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

ABM Industries Incorporated
2006 Equity Incentive Plan
(Full Title of the Plan)

Linda S. Auwers, Esq.
Senior Vice President, General Counsel and Corporate Secretary
ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
(Name and Address of Agent for Service)
(415) 733-4000
(Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed	Amount of
Title of Each Class of	To Be	Maximum Offering	Maximum Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Share(2)	Offering Price(2)	Fee
Common Stock, par value $.01 per share (3)	2,500,000 shares(4)	$18.13	$45,325,000	$4849.78

(1)	This registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of common stock (hereinafter, the “Common Stock”) of ABM Industries Incorporated which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $18.13 per share, the average of the high and low price of the Common Stock on the New York Stock Exchange on September 8, 2006.

(3)	Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

(4)	In addition to the 2,500,000 shares of Common Stock provided in the fee table, the following additional shares are available for award under the Registrant’s 2006 Equity Incentive Plan (the “2006 Plan”): (i) such number of shares authorized for issuance but not yet issued as of May 2, 2006, the effective date of the 2006 Plan, under the Registrant’s 1996 Price-Vested Performance Stock Option Plan, as amended, which was formerly known as the ABM Industries Incorporated Long-Term Senior Executive Stock Option Plan (the “1996 Plan”) (270,000 shares), the Registrant’s 2002 Price-Vested Performance Stock Option Plan, as amended (the “2002 Plan”) (2,080,963 shares), the Registrant’s Time-Vested Incentive Stock Option Plan, as amended (the “Time-Vested Plan”) (254,142 shares), (ii) such number of shares subject to any awards granted under the 1996 Plan, the 2002 Plan and the Time-Vested Plan that have terminated, lapsed or expired between May 2, 2006 and July 31, 2006, and (iii) such number of shares subject to any awards granted under the 1996 Plan, the 2002 Plan and the Time-Vested Plan as of July 31, 2006 that terminate, lapse or expire for any reason. In connection with this Registration Statement on Form S-8, the Registrant is therefore transferring 270,000 shares from the Form S-8 for the 1996 Plan (File No. 333-48857) for which the previously paid filing fee was $1,248.29, 2,080,963 shares from the Form S-8 for the 2002 Plan (File No. 333-85390) for which the previously paid filing fee was $9,096.51, and 278,302 shares from the Form S-8 for the Time-Vested Plan (File No. 333-78421) for which the previously paid filing fee was $1,147.30. In each case, the transfer includes the related Preferred Stock Purchase Rights. The Registrant is simultaneously filing a post-effective amendment to each such Registration Statement to effect such transfer.

PART I
ITEM 1. PLAN INFORMATION.*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*   The documents containing the information required by Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by ABM Industries Incorporated (the “Company” or “Registrant”) with the Commission are incorporated by reference into this Registration Statement:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.
     (b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended January 31, 2006, April 30, 2006 and July 31, 2006.
     (c) The Current Reports on Form 8-K filed by the Company on December 15, 2005 (excluding information solely furnished pursuant to Item 2.02), January 13, 2006, January 17, 2006, January 23, 2006 (excluding information solely furnished pursuant to Item 2.02), January 26, 2006 (excluding information solely furnished pursuant to Item 2.02), February 17, 2006 (excluding information solely furnished pursuant to Item 2.02), March 13, 2006 (excluding information solely furnished pursuant to Item 2.02), March 30, 2006 (excluding information solely furnished pursuant to Item 2.02), May 5, 2006, June 7, 2006 (excluding information solely furnished pursuant to Item 2.02), August 17, 2006 and September 7, 2006 (excluding information solely furnished pursuant to Item 2.02).
     (d) The description of the Company’s common stock and preferred stock purchase rights contained in registration statements filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 8-A, including any subsequent amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Inapplicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     The legality of the shares of Common Stock issuable under the 2006 Plan has been passed upon for the Company by Linda S. Auwers, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company. Ms. Auwers owns, directly and indirectly, less than 1% of the outstanding shares of Common Stock, and is eligible for participation in the 2006 Plan.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s certificate of incorporation contains a provision eliminating the personal liability of the Company’s directors to the Company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Company’s bylaws provide for the mandatory indemnification of our directors and officers to the fullest extent permitted by Delaware law. Further, the Company’s bylaws give the Company the power to indemnify its employees and agents to the fullest extent permitted by Delaware law.
     In addition, the Company has entered into a separate indemnification agreement with each director that (i) provides for mandatory indemnification to the fullest extent permitted by Delaware law, (ii) provides for a right of contribution based on relative fault in the event that indemnification is not permissible, and (iii) limits the obligation of the Company to provide indemnification on account of any proceeding commenced by a director in his or her individual right against the Company or against any officer, director, or stockholder of the Company unless authorized in the specific case by a majority of disinterested members of our board of directors.
     The Company has obtained directors’ and officers’ liability insurance which insures directors and officers of the Company. The losses covered by the policy are subject to certain exclusions and the policy contains certain deductible provisions.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Inapplicable.
ITEM 8. EXHIBITS
5.1	Opinion of Linda S. Auwers.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Linda S. Auwers (included in Exhibit 5.1).

24.1	Power of Attorney.
ITEM 9. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 11th day of September, 2006.

ABM INDUSTRIES INCORPORATED
(Registrant)

/s/ Henrik C. Slipsager
Henrik C. Slipsager
President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ Henrik C. Slipsager Henrik C. Slipsager	President and Chief Executive Officer	September 11, 2006

Principal Financial Officer:

/s/ George B. Sundby George B. Sundby	Executive Vice President and Chief Financial Officer	September 11, 2006

Principal Accounting Officer:

/s/ Maria De Martini Maria De Martini	Vice President, Controller and Chief Accounting Officer	September 11, 2006

Signature	Title	Date
Directors:

*Linda Chavez Linda Chavez	Director	September 11, 2006

*Luke S. Helms Luke S. Helms	Director	September 11, 2006

*Maryellen C. Herringer Maryellen C. Herringer	Director	September 11, 2006

*Charles T. Horngren Charles T. Horngren	Director	September 11, 2006

*Henry L. Kotkins, Jr. Henry L. Kotkins, Jr.	Director	September 11, 2006

Martinn H. Mandles	Director

Theodore Rosenberg	Director

/s/ Henrik C. Slipsager Henrik C. Slipsager	Director	September 11, 2006

*William W. Steele William W. Steele	Director	September 11, 2006

* By	/s/ Linda S. Auwers
Linda S. Auwers
Attorney-in-fact

EXHIBIT INDEX
5.1	Opinion of Linda S. Auwers.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Linda S. Auwers (included in Exhibit 5.1).

24.1	Power of Attorney.